SECOND AMENDMENT
TO
SECURED SENIOR LENDING AGREEMENT

by and between

Pioneer Financial Services, Inc.,
and Subsidiaries
(“Borrowers”)

UMB Bank, N.A.,
Arvest Bank,
Commerce Bank, N.A.,
First Bank,
Texas Capital Bank, N.A.,
Southwest Bank, an M&I Bank,
First Citizens Bank
Bancfirst,
(“Banks”)

and

UMB Bank, N.A.
(“Agent”)

Dated as of March 29, 2010

SECOND AMENDMENT TO SECURED SENIOR LENDING AGREEMENT

This Second Amendment to Secured Senior Lending Agreement (this “Amendment”) is made and is effective as of this 29 day of March, 2010 (the “Effective Date”) by and between Pioneer Financial Services, Inc., a Missouri corporation (hereinafter referred to as “Pioneer”), Pioneer Military Lending of Nevada, LLC, a Nevada limited liability company (“Nevada”), Pioneer Military Lending of Georgia, LLC, a Georgia limited liability company (“Georgia”), Pioneer Services Sales Finance, Inc., a Nevada corporation (“Acceptance”) and Pioneer Funding, Inc., a Nevada corporation (“Funding”), UMB Bank, N.A., a national banking association (“UMB”), Arvest Bank, an Oklahoma banking corporation (“Arvest”), Commerce Bank, N.A., a national banking association (“Commerce”), First Bank, a Missouri banking corporation (“FBM”), Texas Capital Bank, N.A., a national banking association (“Texas”), Southwest Bank, an M&I Bank, a Missouri banking corporation (“Southwest”), First Citizesn Bank, a Kentucky banking corporation (“First Citizens”) and BancFirst, an Oklahoma banking corporation (“BF”), (All of Pioneer, Nevada, Georgia, Acceptance and Funding, each being referred to individually as a “Borrower” and collectively as the “Borrowers”) and (All of UMB, Arvest, Commerce, FBM, Texas, Southwest, First Citizens and BF each being hereinafter referred to individually as a “Bank” and collectively as the “Banks.”(UMB is hereinafter also referred to as “Agent” in its capacity as Agent for the Banks.

WHEREAS, Pioneer and the Banks entered into a Secured Senior Lending Agreement among themselves originally dated as of June 12, 2009 and amended by Amendment No. 1 dated July 27, 2009 (“Amendment No.”) (hereinafter referred to, as previously amended, as the “Agreement”); and

WHEREAS, Pioneer, the other Borrowers and each of the Banks desire to further amend the Agreement in part and replace certain provisions and exhibits as set forth in this Amendment; and

WHEREAS, Pioneer and the other Borrowers hereby confirm that all notes, documents evidencing or confirming the grant of liens and security interests and all other related documents executed pursuant to the Agreement, except as otherwise expressly amended by this Amendment, remain in full force and effect; and

WHEREAS, Pioneer, the other Borrowers and the Banks desire that all existing and future extensions of credit by any of the Banks to the Borrowers be subject to the terms and conditions of the Agreement as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements of the parties hereto and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.
CHANGES TO CERTAIN DEFINITIONS

When used in this Amendment, all terms defined in the Lending Agreement shall have the same meanings in this Amendment as given to such terms in the Lending Agreement except the following words, terms or names shall have the meanings set forth in this section:

“Agreement” or “Lending Agreement” means the Secured Senior Lending Agreement and all amendments thereto and renewals and extensions thereof.

“Banks” shall mean UMB, Arvest, FBM, Commerce, Texas, Southwest, First Citizens, and BF, and “Bank” may refer to any one of the foregoing.

“Compliance Certificate” shall mean the certificate in the new form attached hereto as Exhibit C to the Agreement as amended by this Amendment.

“Effective Date” shall mean the date first stated in this Amendment.

“First Citizens” shall mean First Citizens Bank, a Kentucky banking corporation.

“Loan Documents” shall mean this Amendment and the Agreement, all Notes, the MCFC Guaranty, the Security Agreements, the Subsidiary Guaranties, the Negative Pledge Agreement and all other documents in favor of the Agent and/or the Banks related to the Loans or Collateral securing payment thereof issued pursuant to the Agreement.

“Permitted Indebtedness” shall have the meaning such term is given in Section 7.3 of the Agreement as modified by this Amendment.

“Subordinated Debt” shall mean any unsecured debt of any Borrower, payment of which is subordinated to payment of all Senior Debt and which is evidenced by a note or other instrument in a form approved by the Agent and the Required Banks, specifically including, but not limited to the Subordinated Note in the form attached to the Subordination Agreement executed by Pioneer, in favor of MCFC.

“Subordinated Note” shall mean the form of Subordinated Note attached hereto as Exhibit A to the Subordination Agreement attached hereto as Exhibit P which has superseded and replaced the form of Subordinated Note which was attached as Exhibit A to the form of Subordination Agreement that was originally attached as Exhibit P to the Agreement prior to the First Amendment.

“Subordination Agreement” shall mean that certain Subordination Agreement in the form of Exhibit P attached to the Agreement as superceded and replaced by the Exhibit P attached to this Amendment and executed by MCFC.

SECTION 2.
AMENDMENTS TO THE AGREEMENT

The following amendments, changes, modifications, additions and deletions are hereby made to the following sections of the Agreement.

2.1.   Section 5.12 of the Agreement is hereby deleted in its entirety and replaced by the following new Section 5.12:

Section 5.12.       Other Debt and Guarantees.  Except as disclosed on the attached Exhibit S-1 which discloses all currently permitted indebtedness and all Subordinated Debt including the Subordinated Note, no Borrower is a borrower, guarantor or obligor with respect to any indebtedness for borrowed money or any guarantees not authorized under this Agreement.  The Borrowers may at any time amend, modify or supplement Exhibit S-1 by notifying the Agent for the Banks in writing of (i) any material changes thereto, and thereby the representations and warranties contained in this Section 5.12 shall be deemed amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and (ii) that such changes reflect transactions that are permitted under this Agreement.

2.2.   Section 7.2 of the Agreement is hereby deleted in its entirety and replaced by the following new Section 7.2:

7.2           Nonconforming Debt.  No Borrower will incur, create or permit to exist any indebtedness except (i) Senior Debt, (ii) those specific unsecured debt obligations listed in Exhibit S-1 attached hereto, (iii) Subordinated Debt, (iv) trade payables and leases incurred in the ordinary course of business and (v) indebtedness and obligations described in Section 7.3 hereof.

2.3.   Section 7.3 of the Agreement is hereby deleted in its entirety and replaced by the following new Section 7.3:

7.3.           Permitted Indebtedness.  No Subsidiary will incur, create or permit to exist indebtedness to any person or entity other than Pioneer and the Banks except only the following permitted indebtedness incurred in the ordinary course of each of such Subsidiary’s respective business (the “Permitted Indebtedness”) (i) current trade payables not more than ninety (90) days past due, (ii) lease obligations for real estate, fixtures and equipment, and (iii) purchase money obligations for capital expenditures.  The aggregate amount of all such Subsidiary Permitted Indebtedness, excluding real property lease obligations for each Subsidiary, shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all Subsidiaries at any time.  Pioneer will not incur, create or permit to exist indebtedness to any Person other than the Banks except only the Subordinated Debt and the following other permitted indebtedness incurred in the ordinary course of Pioneer’s business (the “Pioneer Permitted Indebtedness”) (i) current trade payables not more than ninety (90) days past due, (ii) lease obligations for real estate, fixtures and equipment, and (iii) purchase money obligations for capital expenditures.  The aggregate amount of all such Pioneer Permitted Indebtedness, excluding real property lease obligations, shall not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate for Pioneer at any time.

7.4           Redemptions/Guarantees/Advances/Issuance of Stock/ Dividends.  The Borrowers will not:

(i)            without the prior written consent of the Required Banks, make any distribution of assets to MCFC except (a) payments of dividends declared in the ordinary course of business which do not create the occurrence of an Event of Default hereunder and are in compliance with the following limitations as of the date of payment of any such dividends:  (x)  no dividends, cash or noncash, may be paid if the Senior Debt / Net Receivable Ratio is eighty percent (80%) or more; (y) if the Senior Debt / Net Receivable Ratio is less than seventy-seven and one-half percent (77.5%) cash dividends, subject to the fifty percent (50%) limitation set forth in Section 6.15(ii) hereof may be paid; and (z) if the Senior Debt / Net Receivable Ratio is seventy-seven and one-half percent (77.5%) or more but less than eighty percent (80%), dividends may only be paid, subject to the fifty percent (50%) limitation set forth in Section 6.15(ii) hereof, and which are, immediately upon payment thereof, loaned to Pioneer as Subordinated Debt; and (b) payments of principal and interest on the discretionary line of credit provided by MCFC to Pioneer as evidenced by the Subordinated Note and interest on other Subordinated Debt payable to MCFC however evidenced prior to the declaration of an Event of Default by the Agent nor will they purchase, redeem, retire or otherwise acquire any shares of their equity interests or issue any shares of their equity interests;

(ii)    authorize or make any other distribution to any stockholder, equity owner, subsidiary, affiliate or Person of any of the assets or business of the Borrowers.  The Borrowers will not directly or indirectly make any capital contribution to or purchase, redeem, acquire or retire any of the equity interests of the Borrowers or any subsidiary of any Borrower (whether such interests are now or hereafter issued, outstanding or created;

(iii)   enter into any management agreement with any other Borrower or affiliate; or

(iv)   make or guarantee any loan or advance to any Person except to another Borrower in an amount not exceeding Fifty Thousand Dollars ($50,000) in the aggregate except for reasonable compensation for services performed or expenses incurred in the ordinary course of the Borrowers’ business.

2.4.   Section 7.13 of the Agreement is hereby deleted in its entirety and replaced by the following new Section 7.13:

7.13          Transactions with Affiliates.  Except for the discretionary line of credit arrangement evidenced by the Subordinated Note and other arrangements specifically approved herein, the Borrowers will not enter into or be a party to any material transaction or arrangement with any affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any affiliate), except in the ordinary course of business and pursuant to the reasonable requirements of any such affiliate’s business and upon fair and reasonable terms no less favorable to such Borrower or such affiliate than would be obtained in a comparable arm’s-length transaction with a Person not an affiliate.

2.5.   Section 13.1 of the Agreement is hereby deleted in its entirety and replaced by the following new Section 13.1:

13.1          Notices.  Except as otherwise specifically set forth in this Agreement, each notice, request, demand, consent, confirmation or other communication under this Agreement shall be in writing and delivered in person or sent by facsimile, recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to the applicable party at its address or facsimile number set forth below, or at such other address or facsimile number as any party hereto may designate as its address for communications under this Agreement by notice so given. Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by facsimile (with answerback confirmation received), on the second (2nd) Business Day after the day on which sent, if sent by recognized overnight courier or on the fifth (5th) Business Day after the day on which mailed, if sent by registered or certified mail.

First Citizens Bank Attention: Scott T. Conway 425 West Dixie Avenue Elizabethtown, Kentucky 42701 Facsimile No.: (270) 765-6158

First Bank 11901 Olive Blvd. Creve Coeur, Missouri 63141 Attention: Brenda J. Laux Facsimile No.: (314) 692-6371

Pioneer Financial Services, Inc. 4700 Belleview, Suite 300 Kansas City, Missouri 64112 Attention: Thomas H. Holcom, Jr. Facsimile No.: (816) 561-9333

Southwest Bank, an M&I Bank 100 S. 4th Street, Ste.100 St. Louis, Missouri 63102 Attention: Robert W. Sellers Facsimile No.: (314) 621-1217

UMB Bank, N.A. 1010 Grand Boulevard Kansas City, Missouri 64106 Attention: Douglas F. Page Facsimile No.: (816) 860-7143

Commerce Bank, N.A. 1000 Walnut, 17th Floor Kansas City, Missouri 64106 Attention: David Enslen Facsimile No.: (816) 234-8648

Texas Capital Bank, N.A. 2100 McKinney Avenue, Suite 900 Dallas, Texas 75201 Attention: W. Reed Allton Facsimile No.: (214) 932-6604

Arvest Bank 2025 N. Sonoma Park Drive Edmond, Oklahoma 73013 Attention: Cindy Nunley Facsimile No.: (405) 419-1770

BancFirst 101 North Broadway Oklahoma City, Oklahoma 73126-0788 Attention: Mark Demos Facsimile No.: (405) 218-4673

A notice given pursuant to this Section 13.1 to Pioneer shall be deemed to have been given to all Borrowers.

SECTION 3.
REAFFIRMATION OF REMAINDER OF AGREEMENT

No changes have been made by this Amendment to Sections I (except for those definitions specifically set forth in Section I of this Amendment), II, III, IV, V (except Section 5.12), VI, VII (except as to Sections 7.2, 7.3, 7.4, and 7.13), VIII, IX, X, XI, XII or XIII (except Sections 13.1) of the Agreement.  All provisions of the Agreement except for those sections specifically modified as described in Section II of this Amendment shall remain unchanged and in full force and effect.

SECTION 4.
NEW OR MODIFIED EXHIBITS

The following new Exhibits are added to the Agreement and replace and supersede certain of the Exhibits that were attached to the Agreement originally.

Exhibit C                      Compliance Certificate

Exhibit P                      Subordination Agreement and Subordinated Note

Exhibit S-1                   Other Debt and Guarantees

SECTION 5.
CONSENTS AND APPROVALS

All parties hereto consent to the establishment of the discretionary line of credit arrangement to be evidenced by the Subordinated Note from Pioneer to MCFC, in the form of Exhibit A to the new Exhibit P attached hereto, and subject to the terms of the Subordination Agreement (in the form of the new Exhibit P attached hereto).  The terms of this Amendment and the new Exhibits attached hereto are hereby approved by the parties hereto.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

PIONEER FINANCIAL SERVICES, INC.		ARVEST BANK

By:	/s/ Laura V. Stack	By:	/s/ Douglas F. Page on behalf of Cindy Nunley*
Name:	Laura V. Stack	Name:	Cindy Nunley
Title:	Treasurer	Title:	Senior Vice President

FIRST BANK		FIRST CITIZENS BANK

By:	/s/ Douglas F. Page on behalf of Brenda J. Laux*	By:	/s/ Douglas F. Page on behalf of Scott T. Conway*
Name:	Brenda J. Laux	Name:	Scott T. Conway
Title:	Executive Vice President	Title:	Chief Executive Officer

BANCFIRST		SOUTHWEST BANK, AN M&I BANK

By:	/s/ Douglas F. Page on behalf of Mark C. Demos*	By:	/s/ Douglas F. Page on behalf of Robert W. Sellers*
Name:	Mark C. Demos	Name:	Robert W. Sellers
Title:	Senior Vice President	Title:	Senior Vice President

UMB BANK, N.A., as a Bank and as Agent		COMMERCE BANK, N.A.

By:	/s/ Douglas F. Page on behalf of himself*	By:	/s/ Douglas F. Page on behalf of David Enslen*
Name:	Douglas F. Page	Name:	David Enslen
Title:	Executive Vice President	Title:	Senior Vice President

PIONEER MILITARY LENDING OF NEVADA, LLC		TEXAS CAPITAL BANK, N.A.

By:	/s/ Laura V. Stack	By:	/s/ Douglas F. Page on behalf of W. Reed Allton*
Name:	Laura V. Stack	Name:	W. Reed Allton
Title:	Secretary and Treasurer	Title:	Executive Vice President

PIONEER FUNDING, INC.		PIONEER MILITARY LENDING OF GEORGIA, LLC

By:	/s/ Laura V. Stack	By:	/s/ Laura V. Stack
Name:	Laura V. Stack	Name:	Laura V. Stack
Title:	Secretary and Treasurer	Title:	Secretary and Treasurer

* Signed pursuant to authority granted to UMB Bank, N.A., as agent for the banks, as provided in Article 8 of the Secured Senior Lending Agreement, dated June 12, 2009, as amended from time to time, by and between Pioneer Financial Services, Inc., its subsidiaries, the listed banks, and UMB Bank, N.A.

PIONEER SERVICES SALES FINANCE, INC.

By:	/s/ Laura V. Stack
Name:	Laura V. Stack
Title:	Secretary and Treasurer

EXHIBIT P

AMENDED AND RESTATED SUBORDINATION AGREEMENT

This Amended and Restated Subordination Agreement (this "Agreement"), dated as of March 29, 2010, is made by MidCountry Financial Corp., a Georgia corporation (the "Subordinated Creditor"), for the benefit of UMB Bank, N.A. and other lenders (the "Banks") which are parties to that certain Secured Senior Lending Agreement, dated as of June 12, 2009 as amended by the First Amendment to Secured Senior Lending Agreement and, including all future amendments thereto, if any (the "Lending Agreement"), between the Banks and Pioneer Financial Services, Inc., a Missouri corporation ("Pioneer Financial") and certain of its Subsidiaries (collectively, the "Borrowers").

The Borrowers are now and hereafter may be indebted to the Banks on account of loans or the other extensions of credit or financial accommodations from the Banks to the Borrowers.

Borrowers, Banks and Subordinated Creditor previously entered into a Subordination Agreement (the "Prior Subordination Agreement") in connection the Lending Agreement and this Agreement is intended to amend, restate and supersede the Prior Lending Agreement and henceforth it is this Agreement which shall be considered to be the Subordination Agreement referred to in the Lending Agreement rather than the Prior Subordination Agreement.

The Subordinated Creditor has made or may make loans or grant other financial accommodations to one or more of the Borrowers and specifically the Subordinated Creditor intends to make loans or grant other financial accommodations to Pioneer Financial to be evidenced by the Subordinated Note.

As a condition to the Banks and the Subordinated Creditor making any loans or extensions of credit to Pioneer Financial or to the other Borrowers, the Banks and the Subordinated Creditor have agreed that the Subordinated Creditor must subordinate the payment of the Subordinated Creditor's loans and other financial accommodations to the payment of any and all indebtedness of the Borrowers to the Banks outstanding at any time under the Lending Agreement. Assisting the Borrowers in obtaining credit accommodations from the Banks and subordinating its interests pursuant to the terms of this Agreement are in the Subordinated Creditor's best interests.

ACCORDINGLY, in consideration of the loans and other financial accommodations that have been made and may hereafter be made by the Banks for the benefit of Pioneer Financial or other Borrowers, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subordinated Creditor hereby agrees as follows:

1.  Definitions. As used herein, the following terms have the meanings set forth below:

"Borrower Default" means a default or Event of Default as defined in the Lending Agreement, any Loan Documents (as defined in the Lending Agreement) or any instrument evidencing, governing, or issued in connection with the Senior Debt, under or pursuant to the Lending Agreement, as the same may hereafter be amended or supplemented from time to time.

"Collateral" means all collateral now or hereafter securing payment of the Senior Debt, including all proceeds thereof.

"Lien" means any security interest, pledge, lien, charge, encumbrance or analogous instrument or device, in, of or on any assets or properties of a person or entity, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

"Senior Debt" means each and every debt, liability and obligation of every type and description which the Borrowers may now or at any time hereafter owe to the Banks under or pursuant to the Lending Agreement, whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several, all interest thereon, and all fees, costs and other charges related thereto (including all interest, fees, costs and other charges accruing after the commencement of any case, proceeding or other action relating to the bankruptcy insolvency or reorganization of the Borrowers, whether or not allowed in such proceeding or other action), all renewals, extensions and modifications thereof and any notes issued in whole or partial substitution therefor.

"Subordinated Indebtedness" means all obligations arising under the Subordinated Note and each and every other debt, liability and obligation of every type and description which Pioneer or any of the other Borrowers may now or at any time hereafter owe to the Subordinated Creditor however evidenced, whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several.

"Subordinated Note" means the Promissory Note of Pioneer Financial, in the form of Exhibit A attached hereto dated as of March 29, 2010, payable to the order of the Subordinated Creditor in the original maximum principal amount of $25,000,000, together with all renewals, extensions and modifications thereof and any note or notes issued in substitution therefor.

2.  Subordination. The payment of all of the Subordinated Indebtedness is hereby expressly subordinated to the extent and in the manner hereinafter set forth to the payment in full of the Senior Debt; and regardless of any priority otherwise available to the Subordinated Creditor by law or by agreement, the Banks shall hold a first priority Lien in the Collateral, and any Lien claimed therein by the Subordinated Creditor shall be and remain fully subordinate for all purposes to the Lien of the Banks therein for all purposes whatsoever. The Subordinated Indebtedness shall continue to be subordinated to the Senior Debt even if the Senior Debt is subordinated, avoided or disallowed under the United States Bankruptcy Code or other applicable law. The Subordinated Creditor agrees that promptly upon the written request of the Banks, it will take such other action as may be reasonably requested by the Banks to protect the rights of the Banks under this Agreement or effectuate the subordination provided herein, and the Subordinated Indebtedness will not at any time be secured by any lien or security interest on property of the Borrowers.

3.  Payments. Until all of the Senior Debt has been paid in full and the Banks have released their Lien in the Collateral, the Subordinated Creditor shall not, without the Banks' prior written consent, demand, receive or accept any payment (whether of principal, interest or otherwise) from the Borrowers in respect of the Subordinated Indebtedness, or exercise any right of or permit any setoff in respect of the Subordinated Indebtedness; provided, however, so long as an Event of Default has not occurred and is continuing under the Lending Agreement (a) Pioneer Financial may borrow, repay, and re-borrow from the Subordinated Creditor as provided in the Subordinated Note and may make payments of principal and interest owed on the Subordinated Note at any time and from time to time; and (b) Borrowers may also make regularly scheduled payments of interest on any Subordinated Indebtedness other than the Subordinated Note.

4.  Receipt of Prohibited Payments. If the Subordinated Creditor receives any payment on the Subordinated Indebtedness that the Subordinated Creditor is not entitled to receive under the provisions of this Agreement, the Subordinated Creditor will hold the amount so received in trust for the Banks and will forthwith turn over such payment to the Banks in the form received (except for the endorsement of the Subordinated Creditor where necessary) for application to then-existing Senior Debt (whether or not due), in such manner of application as the Banks may deem appropriate. If the Subordinated Creditor exercises any right of setoff which the Subordinated Creditor is not permitted to exercise under the provisions of this Agreement, the Subordinated Creditor will promptly pay over to the Banks, in immediately available funds, an amount equal to the amount of the claims or obligations offset. If the Subordinated Creditor fails to make any endorsement required under this Agreement, UMB Bank, N.A., acting as Agent on behalf of the Banks, is hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for the Subordinated Creditor to make such endorsement in the Subordinated Creditor's name.

5.  Action on Subordinated Indebtedness. The Subordinated Creditor will not commence any action or proceeding against the Borrowers to recover all or any part of the Subordinated Indebtedness, or join with any creditor (unless the Banks shall so join) in bringing any proceeding against any Borrower under any bankruptcy, reorganization, readjustment of debt, arrangement of debt receivership, liquidation or insolvency law or statute of the federal or any state government, or take possession of, sell, or dispose of any Collateral, or exercise or enforce any right or remedy available to the Subordinated Creditor with respect to any such Collateral, unless and until the Senior Debt has been paid in full and the Banks have released their Lien in the Collateral.

6.  Action Concerning Collateral.

(a) Notwithstanding any Lien now held or hereafter acquired by the Subordinated Creditor, the Banks may take possession of, sell, dispose of, and otherwise deal with all or any part of the Collateral, and may enforce any right or remedy available to them with respect to the Borrowers or the Collateral, all without notice to or consent of the Subordinated Creditor except as specifically required by applicable law. This Section 6(a) does not and is not intended to authorize the Subordinated Creditor to hold any Lien on all or any part of the Collateral.

(b) The Banks shall have no duty to preserve, protect, care for, insure, take possession of, collect, dispose of, or otherwise realize upon any of the Collateral, and in no event shall the Banks be deemed the Subordinated Creditor's agent with respect to the Collateral. All proceeds received by the Banks with respect to any Collateral may be applied, first, to pay or reimburse the Banks for all costs and expenses (including reasonable attorneys' fees) incurred by the Banks in connection with the collection of such proceeds, and, second, to any Senior Debt secured by the Banks' Lien in that Collateral, in any order that it may choose.

7.  Bankruptcy and Insolvency. In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy law, the sale of all or substantially all of the assets of any Borrower, dissolution, liquidation or any other marshalling of the assets or liabilities of any Borrower, the Subordinated Creditor will file all claims, proofs of claim or other instruments of similar character necessary to enforce the obligations of such Borrower in respect of the Subordinated Indebtedness and will hold in trust for the Banks and promptly pay over to the Banks in the form received (except for the endorsement of the Subordinated Creditor where necessary) for application to the then- existing Senior Debt, any and all moneys, dividends or other assets received in any such proceedings on account of the Subordinated Indebtedness, unless and until the Senior Debt has been paid in full and the Banks' Lien in the Collateral has been terminated. If the Subordinated Creditor shall fail to take any such action, UMB Bank, N.A., acting as Agent on behalf of the Banks, as attorney-in-fact for the Subordinated Creditor, may take such action on the Subordinated Creditor's behalf. The Subordinated Creditor hereby irrevocably appoints UMB Bank, N.A., acting as Agent on behalf of the Banks, as the attorney-in-fact for the Subordinated Creditor (which appointment is coupled with an interest) with the power, but not the duty, to demand, sue for, collect and receive any and all such moneys, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character, to vote claims comprising Subordinated Indebtedness to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension and to take such other action in the Banks' own names or in the name of the Subordinated Creditor as UMB Bank, N.A., acting as Agent on behalf of the Banks, may deem necessary or advisable for the enforcement of the agreements contained herein; and the Subordinated Creditor will execute and deliver to UMB Bank, N.A, such other and further powers-of-attorney or instruments as UMB Bank, N.A. may reasonably request in order to accomplish the foregoing. If the Banks desire to permit the use of cash collateral or to provide post-petition financing to the Borrowers, the Subordinated Creditor shall not object to the same or assert that its interests are not being adequately protected.

8.  Restrictive Legend; Transfer of Subordinated Indebtedness. The Subordinated Creditor will cause the Subordinated Note and all other notes, bonds, debentures or other instruments evidencing the Subordinated Indebtedness or any part thereof to contain a specific statement thereon to the effect that the indebtedness thereby evidenced is subject to the provisions of this Agreement, and the Subordinated Creditor will mark its books conspicuously to evidence the subordination effected hereby. Attached hereto is a true and correct copy of the Subordinated Note bearing such legend. The Subordinated Creditor is the lawful holder of the Subordinated Note and has not transferred any interest therein to any other person. Without the prior written consent of the Banks, the Subordinated Creditor will not assign, transfer or pledge to any other person any of the Subordinated Indebtedness or agree to a discharge or forgiveness of the same.

9.  Continuing Effect. This Agreement shall constitute a continuing agreement of subordination, and the Banks may, without notice to or consent by the Subordinated Creditor, modify any term of the Senior Debt in reliance upon this Agreement. Without limiting the generality of the foregoing, the Banks may, at any time and from time to time, without the consent of or notice to the Subordinated Creditor and without incurring responsibility to the Subordinated Creditor or impairing or releasing any of the Banks' rights or any of the Subordinated Creditor's obligations hereunder:

(a) increase or decrease the principal amount of the Senior Debt;

(b) change the interest rate or change the amount of payment or extend the time for payment or renew or otherwise alter the terms of any Senior Debt or any instrument evidencing the same in any manner;

(c) sell, exchange, release or otherwise deal with any property at any time securing payment of the Senior Debt or any part thereof;

(d) release anyone liable in any manner for the payment or collection of the Senior Debt or any part thereof;

(e) exercise or refrain from exercising any right against the Borrowers or any other person (including the Subordinated Creditor); and

(f) apply any sums received by the Banks, by whomsoever paid and however realized, to the Senior Debt in such manner as the Banks shall deem appropriate.

The Subordinated Creditor hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the Banks' remedies permitted by applicable law or agreement.

10.  No Commitment. None of the provisions of this Agreement shall be deemed or construed to constitute or imply any commitment or obligation on the part of the Banks to make any future loans or other extensions of credit or financial accommodations to the Borrowers.

11.  Notice. All notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, or (iii) transmitted by telecopy, in each case addressed to the party to whom notice is being given at its address as set forth below:

If to the Banks:
UMB Bank, N.A. 1010 Grand Boulevard Kansas City, Missouri 64106 Telecopier: (816) 860-7143 Attention: Douglas F. Page Executive Vice President

If to the Subordinated Creditor:
MidCountry Financial Corp 201 Second Street, Suite 950 Macon, Georgia 31201 Telecopier: (478) 746-8005 Attention: Robert F. Hatcher President and Chief Executive Officer

or at such other address as may hereafter be designated in writing by that party. All such notices or other communications shall be deemed to have been given on (a) the date received if delivered personally, (b) three (3) days after the date of posting if delivered by mail, or (c) the date of transmission if delivered by confirmed telecopy.

12.    Conflict in Agreements. If the subordination provisions of any instrument evidencing Subordinated Indebtedness conflict with the terms of this Agreement, the terms of this Agreement shall govern the relationship between the Banks and the Subordinated Creditor.

13.    No Waiver. No waiver shall be deemed to be made by the Banks of any of their rights hereunder unless the same shall be in writing signed on behalf of the Banks, and each such waiver, if any, shall be a waiver only with respect to the specific matter or matters to which the waiver relates and shall in no way impair the rights of the Banks or the obligations of the Subordinated Creditor to the Banks in any other respect at any time.

14.    Binding Effect; Acceptance. This Agreement shall be binding upon the Subordinated Creditor and the Subordinated Creditor's legal representatives, successors and assigns and shall inure to the benefit of the Banks and their participants, successors and assigns irrespective of whether this or any similar agreement is executed by any other Subordinated Creditor of the Borrowers. Notice of acceptance by the Banks of this Agreement or of reliance by the Banks upon this Agreement is hereby waived by the Subordinated Creditor.

15.    Counterparts. This Agreement may be executed in one or more counterparts each of which when taken together shall constitute but one agreement.

16.    Facsimile Signatures. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

17.    Agent for Banks. The Subordinated Creditor hereby acknowledges and agrees that UMB Bank, N.A., or its successor, if any, as Agent for the Banks under the Lending Agreement, may act in all respects on behalf of any and all Banks at any time party to the Lending Agreement in connection with, concerning or with respect to any matter involving or pertaining to this Agreement.

18.    Miscellaneous. The paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

19.    Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Missouri. Each party consents to the personal jurisdiction of the state and federal courts located in the State of Missouri in connection with any controversy related to this Agreement, waives any argument that venue in any such forum is not convenient, and agrees that any litigation initiated by any of them in connection with this Agreement may be venued in either the state or federal courts located in the City of Kansas City and County of Jackson, Missouri.

20.    Jury Trial Waiver. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

21.    Inconsistencies with the Lending Agreement. To the extent any terms hereof are inconsistent with the terms of the Lending Agreement, the terms of the Lending Agreement will control.

IN WITNESS WHEREOF, the Subordinated Creditor has executed this Agreement as of the date and year first above-written.

MIDCOUNTRY FINANCIAL CORP., a Georgia corporation

By:	/s/ Robert F. Hatcher
Name:	Robert F. Hatcher
Title:	Chief Executive Officer

Accepted:

UMB BANK, N,A,, Individually and on behalf of
all Banks which, are parties to the Lending
Agreement

By:	/s/ Douglas F. Page
Name:	Douglas F. Page
Title:	Executive Vice President

Dated: March 29, 2010

ACKNOWLEDGMENT BY BORROWERS

The undersigned, being the Borrowers referred to in the foregoing Subordination Agreement, hereby (i) acknowledges receipt of a copy thereof, (ii) agree to all of the terms and provisions thereof, (iii) agree to and with the Banks that it shall make no payment on the Subordinated Indebtedness that the Subordinated Creditor would not be entitled to receive under the provisions of the Subordination Agreement, (iv) agree that any such payment made in violation of the Subordination Agreement will constitute a default under the Senior Debt, and (v) agree to mark its books conspicuously to evidence the subordination of the Subordinated Indebtedness effected hereby.

PIONEER MILITARY LENDING OF NEVADA, LLC, a Nevada Limited Liability Company		PIONEER FINANCIAL SERVICES, INC., a Missouri corporation

By:	/s/ Laura V. Stack	By:	/s/ Laura V. Stack
Name:	Laura V. Stack	Name:	Laura V. Stack
Title:	Secretary and Treasurer	Title:	Treasurer

Dated:	March 29, 2010	Dated:	March 29, 2010

PIONEER MILITARY LENDING OF GEORGIA, LLC, a Nevada Limited Liability Company		PIONEER FUNDING, INC., a Nevada corporation

By:	/s/ Laura V. Stack	By:	/s/ Laura V. Stack
Name:	Laura V. Stack	Name:	Laura V. Stack
Title:	Secretary and Treasurer	Title:	Secretary and Treasurer

Dated:	March 29, 2010	Dated:	March 29, 2010

PIONEER SERVICES SALES FINANCE, INC a Nevada corporation		PIONEER MILITARY INSURANCE COMPANY, a Nevada corporation

By:	/s/ Laura V. Stack	By:	/s/ Laura V. Stack
Name:	Laura V. Stack	Name:	Laura V. Stack
Title:	Secretary and Treasurer	Title:	Secretary and Treasurer

Dated:	March 29, 2010	Dated:	March 29, 2010

PIONEER SALES SERVICES GMBH		ARMED SERVICES BENEFITS

By:	/s/ Laura V. Stack	By:	/s/ Laura V. Stack
Name:	Laura V. Stack	Name:	Laura V. Stack
Title:	Secretary and Treasurer	Title:	Secretary and Treasurer

Dated:	March 29, 2010	Dated:	March 29, 2010
*In Liquidation

EXHIBIT A

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION

AGREEMENT BY MIDCOUNTRY FINANCIAL CORP. IN FAVOR OF UMB BANK,

N.A. AND OTHER BANKS DATED AS OF MARCH 29, 2010

SUBORDINATED NOTE

$25,000,000.00	March 29, 2010
Macon, Georgia

FOR VALUE RECEIVED, the undersigned, Pioneer Financial Services, Inc., a Missouri corporation (the "Borrower"), hereby promises to pay on demand to MIDCOUNTRY FINANCIAL CORP., a Georgia corporation (the "Lender"), at its principal office located at 201 Second Street, Suite 950, Macon, Georgia 31201, in lawful money of the United States of America and in immediately available funds, the principal amount of Twenty Five Million Dollars ($25,000,000.00), (the "Maximum Principal Amount") or so much thereof as is advanced and is outstanding on the date demand for payment is made together with all accrued but unpaid interest from time to time outstanding thereon.

This Subordinated Note evidences a revolving line of credit facility to be provided solely at the discretion of the Lender. So long as the Lender is willing to lend or continue to lend to the Borrower, the Borrower may borrow, repay and re-borrow hereunder from time to time up to the Maximum Principal Amount.

Interest shall accrue on the unpaid principal balance hereof from time to time outstanding from date(s) of disbursement(s) until paid, at the prime rate of interest as reported from time to time under Money Rates in The Wall Street Journal, adjusted daily; provided, however, notwithstanding the foregoing, the minimum interest rate per annum shall at all times be not less than five percent (5.00%) and all interest shall be calculated and, until demand, payable monthly in arrears on the tenth (10th) day of each month, based on the prior month-end balance. Unless Lender, in its sole discretion, shall from time to time otherwise direct, all payments shall be applied first to payment of accrued interest, and then to reduction of the principal amount due hereunder, This note shall bear interest after maturity, whether by reason of demand, acceleration or otherwise, at a rate of interest equal to two percent (2%) in excess of the rate stated above until paid in full, and such interest shall be compounded annually if not paid annually. If any payment of interest or principal is not paid within ten (10) days of its due date, the Borrower shall also pay to the Lender a late charge equal to five percent (5%) of the amount then due.

Principal and interest on this Subordinated Note are payable on demand, but they may be prepaid at any time subject to the terms of the Subordination Agreement described herein. All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest, and lastly to principal.

Time is of the essence hereof. In the event of default in the payment of any interest or principal hereunder, the Lender at its option and without further notice, demand, or presentment for payment to the Borrower, may declare immediately due and payable the principal and all accrued interest.

The Borrower agrees to pay all expenses of collection, including reasonable attorneys' fees, if this Subordinated Note is collected by law or through an attorney at law. The Borrower waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Subordinated Note.

Notwithstanding anything to the contrary contained herein, the rights of the Lender hereunder are subject to the terms of the Subordination Agreement of even date herewith between the Lender and UMB Bank, N.A. for itself and as Agent for certain other Banks (as defined therein) which subordinates the rights of the Lender to the rights of the Agent and other Banks who are lenders under that certain Secured Senior Lending Agreement dated as of June 12, 2009, as amended by Amendment No. 1 dated July 27, 2009 and including all future amendments thereto, if any, between Borrower and its subsidiaries and UMB Bank, N.A., and the other Banks.

This Subordinated Note has been delivered in Macon, Georgia, and shall be governed by and construed under the laws of the State of Georgia.

IN WITNESS WHEREOF, the Borrower, intending to be legally bound hereby, has duly executed this Subordinated Note on the date first written above.

PIONEER FINANCIAL SERVICES, INC.

By:	/s/ Laura V. Stack
Name:
Title:

EXHIBIT S-1

OTHER DEBT AND GUARANTEES

Any Subordinated Debt including, but not limited to the following:

(i)     Junior Subordinated Debentures as reflected from time to time in the consolidated financial statements of the Borrowers which as of March 1, 2010 have with a current aggregate outstanding principal balance of approximately $33,000,000;

(ii)    the Subordinated Note executed by Pioneer Financial Services, Inc., evidencing a discretionary line of credit in a Maximum Principal Amount of $25,000,000 dated March 29, 2010 payable to MidCountry Financial Corp.; and

(iii)    any other Subordinated Debt, including any proposed Junior Subordinated Debentures / Notes or Senior Subordinated Debentures / Notes which may be issued in the future by Pioneer Financial Services, Inc. so long as all such debentures / notes are expressly subordinate and junior to the Senior Debt, all of which Subordinated Debt is authorized under this Agreement.